Exhibit (23)


                          Independent Auditors' Consent




   The Board of Directors
   Johnson Worldwide Associates, Inc.:


   We consent to incorporation by reference in the Registration Statements (No. 33-19804, 33-19805, 33-35309, 33-50680, 33-52073, 33-54899 and
   33-61285) on Form S-8 of Johnson Worldwide Associates, Inc. of our report dated August 13, 1997, relating to the combined balance sheet of the Uwatec Group as of December 31, 1996, and the related combined statement of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1996, which report appears in the amendment on Form 8-K/A to the Form 8-K of Johnson Worldwide Associates, Inc. dated July 11, 1997.




                                           KPMG Fides Peat




   Zurich, Switzerland
   September 23, 1997